Forterra Announces Its First Quarter 2017 Results

Irving, TX - GLOBE NEWSWIRE - May 15, 2017 -- Forterra, Inc. (“Forterra” or “the Company”) (NASDAQ: FRTA), a leading manufacturer of water and drainage infrastructure pipe and products in the United States and Eastern Canada, today announced results for the quarter ended March 31, 2017.

First Quarter 2017 Results

First quarter 2017 net sales increased to $338.3 million, compared to $187.0 million in the prior year quarter. This sales growth is attributable to the impact of acquisitions that increased net sales by $163.0 million. Drainage Pipe & Products (“Drainage”) net sales improved to $160.4 million, compared to $144.3 million in the prior year quarter, due to $20.1 million of net sales from acquisitions. The decline in net sales excluding acquisitions was due to a more typical winter in Q1 2017 and the impact of heavy rain and flooding in California compared to unseasonably warm weather in the northern regions in Q1 2016. Water Pipe & Products (“Water”) net sales more than tripled to $177.8 million, compared to $40.5 million in the prior year quarter, due to net sales from our acquisition of U.S. Pipe of $142.9 million. Net sales excluding acquisitions was impacted by lower average sales prices as well as customer and weather related project delays in the concrete and steel pressure pipe portion of the Water business.

Drainage gross profit was $17.4 million compared to $30.5 million in the prior year quarter. Water gross profit increased to $22.2 million from $6.0 million. The key factors affecting gross profit for the two segments during the quarter are included in the discussion of EBITDA1 and Adjusted EBITDA1.

First quarter 2017 had a consolidated net loss of $22.5 million, or $(0.35) loss per share, compared to a net loss of $3.9 million in the prior year quarter, due to the impact of lower gross profit as a percentage of sales and higher SG&A costs as a percentage of sales. Adjusted net loss1 was $19.7 million compared to Adjusted net income1 of $1.0 million in the prior year quarter.

1 Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. See the financial schedules at the end of this press release for how we define these measures, a discussion of why we believe they are useful and reconciliation thereof to the most directly comparable GAAP financial measures.
2 For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

EBITDA2 and Adjusted EBITDA1 for the fourth quarter were $7.4 million and $11.9 million, respectively, compared to $15.9 million and $20.9 million, respectively, in the prior year quarter. The decline in Adjusted EBITDA1 was attributable to lower adjusted EBITDA from the Drainage segment, partially offset by higher acquisition-driven Adjusted EBITDA1 from the Water segment, and higher SG&A as a percentage of sales. The increase in SG&A was due primarily to higher professional fees associated with the integration of acquisitions and the cost savings initiatives announced by the Company on its fourth quarter 2016 results call.

Drainage Pipe & Products EBITDA2 and Adjusted EBITDA1 were $11.4 million and $12.8 million, respectively, compared to $27.9 million and $29.1 million in the prior year quarter, respectively.

The average sales prices of products in the Drainage segment declined due primarily to increased competition in the Houston, Texas market. Net sales and gross margin declined due to heavy rainfall in California combined with colder weather in the Northern and Midwest regions as compared to an unusually warm first quarter of 2016. Cost of goods sold increased due to higher labor, freight and raw materials costs and due to the start-up of a new precast plant that had lower cost absorption during the ramp in operations of the plant. The first quarter 2016 results do not include rent expense of approximately $3.8 million per quarter associated with the sale-leaseback transaction that closed in April 2016.

Water Pipe & Products EBITDA2 and Adjusted EBITDA1 increased to $17.1 million and $17.8 million, respectively, compared to $4.2 million for both metrics in the prior year quarter. The first quarter 2017 Water segment results included the benefit of the transformative April 2016 acquisition of U.S. Pipe. The ductile iron pipe portion of the Water segment was impacted by higher scrap prices that reduced gross margin for the quarter. The concrete and steel pressure pipe portion of the Water segment was also impacted by project delays that caused a decline in net sales and lower average selling prices.

1 Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. See the financial schedules at the end of this press release for how we define these measures, a discussion of why we believe they are useful and reconciliation thereof to the most directly comparable GAAP financial measures.
2 For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

Balance Sheet and Liquidity
At March 31, 2017, the Company had cash of $27.5 million and borrowings under its credit agreements of $1.26 billion. Availability under the Company’s asset based revolving credit facility as of March 31, 2017 was $68.1 million.

On May 1, 2017, the Company entered into an Amendment to its $1.05 billion Senior Lien Term Loan Credit Agreement that resulted in a repricing of the facility from LIBOR + 350 basis points to LIBOR + 300 basis points and the incurrence of an incremental $200 million term loan with terms matching the existing credit agreement. The majority of the net proceeds from the term loan upsize of approximately $197 million were used to pay down the revolving credit facility.

Long-term Margin Enhancement Plan Reaffirmed
The Company continued work on its previously announced initiatives that are expected to drive a four hundred basis point increase in income from operations as a percentage of sales by 2019 as compared to full year 2016 results. The Company invested in the retention of strategic consultants to assist with the development and implementation of an efficient plan to achieve margin expansion and cost reduction initiatives, including a national procurement plan, freight optimization and SG&A cost reductions. These collective initiatives are expected to contribute towards Forterra’s ability to achieve its full year 2019 target of a 400 basis point expansion in income from operations as a percentage of sales as compared to full year 2016. These initiatives are expected to require significant investment, including professional fees, most of which the Company believes are being incurred in the first half of 2017. The Company expects some of the benefits to begin to contribute to improved performance starting in the second half of 2017.

Second Quarter 2017 Financial Outlook
While the Company does not anticipate providing an annual or quarterly guidance going forward, given the significant change to its expectations for the first half of 2017, additional perspective is being furnished at this time. The Company expects that net income for the second quarter of 2017 will range from $3.0 million to $10.0 million and adjusted EBITDA will range from $50.0 million to $60.0 million. The range reflects market factors that impacted the business in first quarter 2017 and that are expected to continue to weigh on second quarter 2017. These include project delays in the concrete and steel pressure pipe product group and ongoing competitive pressures in Houston.  The Company also expects to incur higher costs of raw materials, freight and labor that will not be offset by recently

1 Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. See the financial schedules at the end of this press release for how we define these measures, a discussion of why we believe they are useful and reconciliation thereof to the most directly comparable GAAP financial measures.
2 For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

implemented price increases until the second half of 2017. Finally, the Company expects costs associated with its growth and margin enhancing initiatives, ongoing integration activities and Sarbanes-Oxley Act compliance to result in lower year over year results in the first half of 2017. The Company does not expect these factors to materially impact results in the second half of 2017 as the Company benefits from announced price increases.

CEO Commentary
Forterra CEO Jeff Bradley commented, “Our financial performance is disappointing this quarter, but we do not believe it is representative of the long-term strength of our business and our competitive position in the industry. Our earnings results for the quarter were impacted by a number of factors that unfortunately will persist through the second quarter of 2017. I continue to believe that the second half of the year will be in line with our previous expectations reflecting the benefit of announced price increases and sales that shifted from the first half of the year.”

Mr. Bradley continued, “Following a year of significant acquisitions in 2016 and early 2017 that helped us to build the foundation of our business, we are focused on integration and execution of our initiatives that we expect will drive efficiency and transform the business. While this will require additional investment and time, we expect that the effort should result in sustained top-line growth, margin expansion and cost savings. We are fully committed to these initiatives.”

Conference Call and Webcast Information
Forterra will host a conference call to review first quarter 2017 results on May 15, 2017 at 10:00 a.m. Eastern Time (9:00 a.m. Central). The dial-in number for the call is 574-990-1396 or toll free 844-498-0572. The participant passcode is 13431861. Please dial in at least five minutes prior to the call to register. The call may also be accessed via a webcast available on the Investors section of the Company’s website at http://forterrabp.com. A replay of the conference call and archive of the webcast will be available after the call for 30 days under the Investor section of the Company's website.

About Forterra
Forterra is a leading manufacturer of water and drainage pipe and products in the U.S. and Eastern Canada for a variety of water-related infrastructure applications, including water transmission, distribution, and drainage. Based in Irving, Texas, Forterra’s product breadth and significant scale help make it a one- stop shop for water related pipe and products, and a preferred supplier to a wide variety of customers, including contractors, distributors and municipalities. For more information on Forterra, visit http:// forterrabp.com.

1 Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. See the financial schedules at the end of this press release for how we define these measures, a discussion of why we believe they are useful and reconciliation thereof to the most directly comparable GAAP financial measures.
2 For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward- looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

1 Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. See the financial schedules at the end of this press release for how we define these measures, a discussion of why we believe they are useful and reconciliation thereof to the most directly comparable GAAP financial measures.
2 For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

Condensed Consolidated Statements of Operations
(in thousands, except share data and per share data)

	Three months ended
	March 31,
	2017	2016
	unaudited	unaudited
Net sales	$338,302	$186,996
Cost of goods sold	299,335	151,305
Gross profit	38,967	35,691
Selling, general & administrative expenses	(65,301)	(33,661)
Impairment and exit charges	(435)	—
Earnings from equity method investee	3,171	1,303
Gain (loss) on sale of PP&E	(774)	2
Other operating income	2,007	1,226
	(61,332)	(31,130)
Income (loss) from operations	(22,365)	4,561

Other income (expenses)
Interest expense	(13,542)	(17,290)
Loss before income taxes	(35,907)	(12,729)
Income tax benefit	13,364	10,567
Loss from continuing operations	(22,543)	(2,162)

Discontinued operations, net of tax	$—	$(1,774)

Net loss	$(22,543)	$(3,936)

Condensed Consolidated Balance Sheets
(in thousands, except share data)

	March 31, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$27,540	$40,024
Receivables, net	242,478	201,481
Inventories	321,709	279,502
Prepaid expenses	7,924	6,417
Other current assets	11,215	5,179
Total current assets	610,866	532,603
Non-current assets
Property, plant and equipment, net	461,932	452,914
Goodwill	507,036	491,447
Intangible assets, net	272,109	281,598
Investment in equity method investee	56,157	55,236
Other long-term assets	12,909	10,988
Total assets	$1,921,009	$1,824,786
LIABILITIES AND EQUITY
Current liabilities
Trade payables	$152,761	$134,059
Accrued liabilities	62,369	82,165
Deferred revenue	21,610	20,797
Current portion of long-term debt	10,500	10,500
Total current liabilities	247,240	247,521
Non-current liabilities
Senior Term Loan	989,631	990,483
Revolving credit facility	215,268	95,064
Deferred tax liabilities	95,731	100,550
Deferred gain on sale-leaseback	77,559	78,215
Other long-term liabilities	27,486	23,253
Long-term TRA Payable	156,783	156,783
Total liabilities	1,809,698	1,691,869
Commitments and Contingencies (Note 15)
Equity
Common stock, $0.001 par value, 64,174,233 and 63,924,124 shares issued and outstanding and 190,000,000 shares authorized	18	18
Additional paid-in-capital	228,719	228,316
Accumulated other comprehensive loss	(4,491)	(5,025)
Retained deficit	(112,935)	(90,392)
Total shareholders' equity	111,311	132,917
Total liabilities and shareholders' equity	$1,921,009	$1,824,786

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three months ended
	March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(22,543)	$(3,936)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & amortization expense	29,804	13,759
Loss (gain) on disposal of property, plant and equipment	774	(2)
Amortization of debt discount and issuance costs	1,976	1,835
Earnings from equity method investee	(3,171)	(1,303)
Distributions from equity method investee	2,250	1,500
Unrealized foreign currency gains, net	(2,008)	(2,782)
Provision (recoveries) for doubtful accounts	1,677	83
Deferred taxes	(4,514)	(11,189)
Deferred rent	589	(28)
Other non-cash items	458	—
Change in assets and liabilities:
Receivables, net	(42,066)	(19,102)
Inventories	(38,305)	(5,756)
Related party receivables	(5,972)	—
Other assets	(1,354)	(3,020)
Accounts payable and accrued liabilities	2,408	(4,432)
Other assets & liabilities	2,214	(1,461)
NET CASH USED IN OPERATING ACTIVITIES	(77,783)	(35,834)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(17,077)	(6,750)
Assets and liabilities acquired, business combinations, net	(35,346)	(66,751)
NET CASH USED IN INVESTING ACTIVITIES	(52,423)	(73,501)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on Senior and Junior Term Loans	(2,625)	(2,191)
Proceeds from Revolver	134,000	80,000
Payments on Revolver	(14,000)	(6,566)
Proceeds from settlement of derivatives	—	6,566
Other financing activities	(7)	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	117,368	77,809
Effect of exchange rate changes on cash	354	(261)
Net change in cash and cash equivalents	(12,484)	(31,787)
Cash and cash equivalents, beginning of period	40,024	43,590
Cash and cash equivalents, end of period	$27,540	$11,803

SUPPLEMENTAL DISCLOSURES:
Cash interest paid	12,738	8,231
Income taxes paid	925	—
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING DISCLOSURES:
Fair value changes of derivatives recorded in OCI, net of tax	(496)	(1,209)

Additional Statistics (unaudited)

Reconciliation of Non-GAAP Measures

In addition to our results calculated under generally accepted accounting principles in the United States ("GAAP"), in this earnings release we also present adjusted net income, adjusted EBITDA and adjusted EBITDA margin. Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures and have been presented in this earnings release as supplemental measures of financial performance that are not required by, or presented in accordance with GAAP. We calculate adjusted net income as net income (loss) after adjusting for impairment and restructuring charges, (gains)/losses on the sale of property, plant and equipment and certain other income and expenses, such as transaction costs, carve-out costs related to our separation from HeidelbergCement and costs associated with disposed sites and including normalized income tax expense for the adjustments to net income (loss). We calculate adjusted EBITDA as net income (loss) before interest expense, income tax benefit (expense), depreciation and amortization and before impairment and restructuring charges, (gains)/losses on the sale of property, plant and equipment and certain other income and expenses, such as transaction costs, carve-out costs related to our separation from HeidelbergCement and costs associated with disposed sites. Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales.

Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are presented in this earnings release because they are important metrics used by management as one of the means by which it assesses our financial performance. Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use adjusted net income, adjusted EBITDA and adjusted EBITDA margin as supplements to GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to allocate resources and to compare our performance relative to our peers. Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are also important measures for assessing our operating results and evaluating each operating segment’s performance on a consistent basis, by excluding the impacts of depreciation, amortization, income tax expense, interest expense and other items not indicative of ongoing operating performance. Additionally, these measures, when used in conjunction with related GAAP financial measures, provide investors with additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations.

Adjusted net income, adjusted EBITDA and adjusted EBITDA margin have certain limitations. Adjusted net income and adjusted EBITDA should not be considered as alternatives to consolidated net income,

and in the case of our segment results, adjusted EBITDA should not be considered an alternative to EBITDA, which the CODM reviews for purposes of evaluating segment profit, or in the case of any of the non-GAAP measures, as a substitute for any other measure of financial performance calculated in accordance with GAAP. Similarly, adjusted EBITDA margin should not be considered as an alternative to gross margin or any other margin calculated in accordance with GAAP. These measures also should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items for which these non-GAAP measures make adjustments. Additionally, adjusted net income, adjusted EBITDA and adjusted EBITDA margin are not intended to be liquidity measures because of certain limitations such as: (i) they do not reflect our cash outlays for capital expenditures or future contractual commitments; (ii) they do not reflect changes in, or cash requirements for, working capital; (iii) they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness; (iv) they do not reflect income tax expense or the tax necessary to pay income taxes; and (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP measures do not reflect cash requirements for such replacements.

Other companies, including other companies in our industry, may not use such measures or may calculate one or more of the measures differently than as presented in this earnings release, limiting their usefulness as a comparative measure. In evaluating adjusted net income, adjusted EBITDA and adjusted EBITDA margin, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments made in the calculations below and the presentation of adjusted net income, adjusted EBITDA and adjusted EBITDA margin should not be construed to mean that our future results will be unaffected by such adjustments. Management compensates for these limitations by using adjusted net income, adjusted EBITDA and adjusted EBITDA margin as supplemental financial metrics and in conjunction with results prepared in accordance with GAAP.

Reconciliation of net income (loss) to adjusted net income (loss)
(in thousands)

	Three months ended March 31,
	2017	2016
	unaudited	unaudited
Net loss	$(22,543)	$(3,936)
Loss from discontinued operations, net	—	1,774
(Gain) loss on sale of property, plant & equipment, net[1]	774	(2)
Impairment and restructuring[2]	435	—
Transaction costs[3]	2,059	3,937
Inventory step-up impacting margin[4]	1,419	1,050
Costs associated with disposed sites[5]	—	89
Other (gains) expenses[6]	(538)	—
Non-cash compensation[7]	357	—
Tax impact of net income adjustments[8]	(1,667)	(1,877)
Adjusted net income (loss)	$(19,704)	$1,035

[1]	(Gain) loss on sale of property, plant and equipment, primarily related to the disposition of manufacturing facilities.

[2]
Impairment of intangible assets and the following charges related to plant closures: (I) impairment charges in respect of abandoned fixed assets that had remaining book value and (ii) restructuring charges in respect of severance and lease and other contract termination costs.

[3]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[4]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[5]
Results of operations of our disposed roof tile business and other disposed sites for the periods presented, net of specific items for which adjustments are separately made elsewhere in the calculation of adjusted net income (loss) presented herein.

[6]	Other (gains) losses, such as gain on insurance proceeds related to the destruction of property.

[7]	Non-cash equity based compensation expense.

[8]	Assumes a normalized tax rate of 37% applied to the adjustments to net income.

Reconciliation of net income (loss) to adjusted EBITDA
(in thousands)

	Three months ended March 31,
	2017	2016
	unaudited	unaudited
Net loss	$(22,543)	$(3,936)
Loss from discontinued operations, net	—	1,774
Interest expense	13,542	17,290
Depreciation and amortization	29,804	11,292
Income tax benefit	(13,364)	(10,567)
EBITDA	7,439	15,853
(Gain) loss on sale of property, plant & equipment, net[1]	774	(2)
Impairment and restructuring[2]	435	—
Transaction costs[3]	2,059	3,937
Inventory step-up impacting margin[4]	1,419	1,050
Costs associated with disposed sites[5]	—	89
Non-cash compensation[6]	357	—
Other (gains) expenses[7]	(538)	—
Adjusted EBITDA	$11,945	$20,927
Adjusted EBITDA margin	3.5%	11.2%
Gross profit	38,967	35,691
Gross profit margin	11.5%	19.1%

[1]	(Gain) loss on sale of property, plant and equipment, primarily related to the disposition of manufacturing facilities.

[2]
Impairment of intangible assets and the following charges related to plant closures: (I) impairment charges in respect of abandoned fixed assets that had remaining book value and (ii) restructuring charges in respect of severance and lease and other contract termination costs.

[3]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[4]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[5]
Results of operations of our disposed roof tile business and other disposed sites for the periods presented, net of specific items for which adjustments are separately made elsewhere in the calculation of adjusted EBITDA presented herein.

[6]	Non-cash equity compensation expense.

[7]	Other (gains) losses, such as gain on insurance proceeds related to the destruction of property.

Reconciliation of segment EBITDA to segment adjusted EBITDA
(in thousands)

Three months ended March 31, 2017	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA	$11,411	$17,112	$(21,084)	$7,439

(Gain) loss on sale of property, plant & equipment, net[1]	(6)	780	—	774
Impairment and restructuring[2]	—	435	—	435
Transaction costs[3]	—	—	2,059	2,059
Inventory step-up impacting margin[4]	1,419	—	—	1,419
Costs associated with disposed sites[5]	—	—	—	—
Other (gains) expenses[6]	—	(538)	—	(538)
Non-cash compensation[7]	21	19	317	357
Adjusted EBITDA	$12,845	$17,808	$(18,708)	$11,945

Three months ended March 31, 2016	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA	$27,949	$4,153	$(16,249)	$15,853

(Gain) loss on sale of property, plant & equipment, net[1]	(2)	—	—	(2)
Impairment and restructuring[2]	—	—	—	—
Transaction costs[3]	—	—	3,937	3,937
Inventory step-up impacting margin[4]	1,050	—	—	1,050
Costs associated with disposed sites[5]	89	—	—	89
Other (gains) expenses[6]	—	—	—	—
Adjusted EBITDA	$29,086	$4,153	$(12,312)	$20,927

[1]	(Gain) loss on sale of property, plant and equipment, primarily related to the disposition of manufacturing facilities.

[2]
Impairment of intangible assets and the following charges related to plant closures: (I) impairment charges in respect of abandoned fixed assets that had remaining book value and (ii) restructuring charges in respect of severance and lease and other contract termination costs.

[3]	Legal, valuation, accounting, advisory and other costs related to business combinations.

[4]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[5]
Results of operations of our disposed roof tile business and other disposed sites for the periods presented, net of specific items for which adjustments are separately made elsewhere in the calculation of adjusted EBITDA presented herein.

[6]	Other (gains) losses, such as gain on insurance proceeds related to the destruction of property.

[7]	Non-cash equity compensation expense.

Reconciliation of Net Income to Adjusted EBITDA Guidance for Q2 2017
(in millions)

	Q2 2017 EBITDA Guidance
	Low	High
Net income	$3	$10
Interest expense	15	15
Income tax expense	6	9
Depreciation and amortization	26	26
Adjusted EBITDA	$50	$60

Source: Forterra, Inc. Company Contact Information:
Matt Brown
Executive Vice President and Chief Financial Officer
469-299-9113
IR@forterrabp.com

1 Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. See the financial schedules at the end of this press release for how we define these measures, a discussion of why we believe they are useful and reconciliation thereof to the most directly comparable GAAP financial measures.
2 For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.